UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2010 (June 29, 2010)

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-12295	76-0513049
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 860-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2010, Genesis Energy L.P. (the “Company” or “we”) entered in a Second Amended and Restated Credit Agreement (the “New Credit Agreement”) among the Company as borrower, BNP Paribas as administrative agent (the “Administrative Agent”), Bank of America N.A. and Bank of Montreal as co-syndication agents, U.S. Bank National Association as documentation agent, and each of the other lenders party thereto. The New Credit Agreement replaces the First Amended and Restated Credit Agreement dated as of May 30, 2008, as amended (the “Old Credit Agreement”), among Genesis Crude Oil, L.P. (the “OLP”) as borrower, the Company as guarantor, Fortis Capital Corp. as administrative agent, and Deutsche Bank Securities Inc. as syndication agent. In connection with entering into the New Credit Agreement, the Company assumed the rights and obligations of the OLP as borrower under the Old Credit Agreement.

The New Credit Agreement, which matures on June 30, 2015, provides for a $525 million senior secured revolving credit facility, with the ability to increase the size of the facility up to $650 million subject to certain customary conditions. The New Credit Agreement includes a $75 million inventory financing sublimit tranche we may use to finance the purchase and sale of certain petroleum products subject to sales contracts or hedging agreements and related storage and transportation costs. All borrowings under the New Credit Agreement bear interest, at our option, either at an alternate base rate or a eurodollar rate. The alternate base rate is equal to the sum of (a) the greatest of (i) the prime rate established by the Administrative Agent, (ii) the federal funds effective rate plus  1/2 of 1% and (iii) the LIBOR rate for a one-month maturity plus 1% and (b) the applicable margin. The eurodollar rate is equal to the sum of (a) the LIBOR rate for the applicable interest period multiplied by the statutory reserve rate and (b) the applicable margin. The applicable margin varies from 1.5% to 2.5% for alternate base rate borrowings and from 2.5% to 3.5% for eurodollar rate borrowings, depending on our leverage ratio. We are also required to pay a commitment fee of .50% per annum on the unused committed amount.

The New Credit Agreement contains customary affirmative and negative covenants and events of default similar to those in our Old Credit Agreement. In particular, covenants in the New Credit Agreement require us to meet certain financial metrics, including a maximum leverage ratio, a maximum senior secured leverage ratio, and a minimum interest coverage ratio. The New Credit Agreement is secured by a guarantee from all of our restricted subsidiaries (as defined in the New Credit Agreement) and by liens on a substantial portion of our assets, and is recourse to our general partner only with respect to our general partner’s general partner interest in the OLP and five of our other subsidiaries. Upon an event of default, the Administrative Agent, at the request of greater than 50% of the lenders, may accelerate the amounts due under the New Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, which is attached as Exhibit 10.1. The representations and warranties of the Company in the New Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the lenders party thereto. The New Credit Agreement is a contractual document that establishes and governs the legal relations among the parties thereto and is not intended to be a source of factual, business, or operational information about the Company and its subsidiaries. The representations and warranties made by the Company in the New Credit Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.

Certain of the lenders under the New Credit Agreement and their affiliates have provided and may continue to provide investment banking, commercial banking, financial services, or other services to the Company and its affiliates. They have received, and may in the future receive, customary fees and commissions for their services.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with our entry into the New Credit Agreement, we terminated the Old Credit Agreement. Proceeds from the New Credit Agreement were used to repay in full all amounts outstanding under the Old Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.

Under the New Credit Agreement, we have reduced the limitation on our ability to make distributions. We now may make distributions to holders of our equity interests up to the amount of available cash as defined in our partnership agreement in accordance with the terms of our partnership agreement if no event of default has occurred and is continuing or would result from such distributions. Among other things, this covenant could, under certain circumstances, restrict our ability to pay distributions or redeem or repurchase our equity interests.

Item 8.01	Other Events.

A copy of our June 30, 2010 press release announcing our entry into the New Credit Agreement is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following materials are filed as exhibits to this Current Report on Form 8-K.

Exhibits

10.1	Second Amended and Restated Credit Agreement, dated as of June 29, 2010, among Genesis Energy, L.P. as borrower, BNP Paribas as administrative agent, Bank of America, N.A. and Bank of Montreal as co-syndication agents, U.S. Bank National Association as documentation agent, and the lenders party thereto.

99.1	Press release dated June 30, 2010 announcing the Company’s entry into the New Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS ENERGY, L.P. (a Delaware limited partnership)

	By:	GENESIS ENERGY, LLC, as general partner

Date: July 2, 2010	By:	/S/ R. V. DEERE
Robert V. Deere Chief Financial Officer